EXHIBIT 10.3
CITIZENS BANCORP, INC.
Employment Agreement dated
December 30,2002
With
CHARLES H. UPDEGRAFF, JR.

TABLE OF CONTENTS
Section Headings
Section 1. Term of Employment
Section 2. Services to be Rendered
Section 3. Compensation
Section 4. Disability
Section 5. Termination for Proper Cause
Section 6. Non-Competition
Section 7. Confidentiality
Section 8. Removal of Documents or Objects
Section 9. Injunctive Relief
Section 10. Merger or Consolidation
Section 11. Notices
Section 12. Governmental Regulation
Section 13. Arbitration
Section 14. Governing Law
Section 15. Divisability
Section 16. Headings
Section 17. Entire Agreement; Amendment; Successors and Assigns

EMPLOYMENT AGREEMENT
     THIS AGREEMENT, entered into this 30th day of December, 2002, by and between CHARLES H. UPDEGRAFF, JR., an individual residing in Potter County, Pennsylvania (“Executive”), and CITIZENS BANCORP, INC., a Pennsylvania corporation (the “Company”),
WITNESSETH THAT:
     WHEREAS, Executive has served the Company as a senior executive officer and as a member of its Board of Directors for many years; and
     WHEREAS, the Company desires to assure itself of the benefit of Executive’s services and experience, and to that end has authorized this Agreement; and
     WHEREAS, Executive is willing to remain in the employ of the Company upon the terms and conditions herein set forth;
     NOW, THEREFORE, in consideration of the premises and covenants herein contained, and intending to be legally bound, the parties hereto agree as follows:
Section 1. Term of Employment.
          (a) Base Term. The term of employment of Executive under this Agreement shall be the period commencing January I , 2003 and ending on December 31, 2005.
          (b) Automatic Renewal. At December 31, 2003 and December 31 of each succeeding calendar year to and including December 31, 201 5, the term of employment of Executive under this Agreement shall be automatically extended to December 31 of the third calendar year thereafter. However, each of the parties shall have the right, exercisable by written notice to the other, to terminate the automatic renewal and thereby fix the expiration of the term of employment under this Section 1. In order to exercise its right to terminate the automatic renewal, the electing party shall deliver such notice no earlier than October 1 nor later than November 30 in any calendar year, commencing in 2003. Notice of termination of automatic renewal having been given as aforesaid, the term of employment of Executive under this Section 1 shall continue until December 31 of the third calendar year after the year in which such notice is so given, but not thereafter. The term shall not continue after December 31, 2018 whether or not such notice shall have been given.
          (c) Early Termination. Notwithstanding paragraphs (a) and (b) of this Section, the term of employment of Executive under this Agreement shall be subject to earlier termination upon:
(i)	dismissal of Executive from his position as Chief Executive Officer pursuant to resolution of a majority of the full Board of Directors; or

(ii)	determination of disability of Executive pursuant to Section 4 hereof; or

(iii)	death of Executive.

In the event of termination pursuant to clause (i), the Company shall thereafter be obligated to pay to Executive the compensation and benefits provided for under Section 3(e) hereof. In the event of termination pursuant to clause (ii) the provisions of Section 4 hereof shall apply. In the event of termination pursuant to clause (iii), the Company shall be obligated to pay Executive’s estate or designated beneficiary the compensation reserved under Section 3(a) hereof until the end of the twelfth calendar month following his death, plus pro-rata portions of annual and long-term incentive bonus awards described in Section 3(b) hereof (when and if payable) under any plan or program in which Executive was then a participant.
Section 2. Services to be Rendered.
The Company hereby agrees to employ Executive as the Company’s Chief Executive Officer at the headquarters office located in Potter County. Pennsylvania, subject to the terms, conditions and provisions of this Agreement. Executive hereby accepts such employment, and agrees (i) to perform all senior executive and managerial duties as may be required of him by the Company (ii) to serve as a member of the Board of Directors of the Company and as the Chief Executive Officer and a member of the Board of Directors of any majority-owned subsidiary of the Company based in Potter County, Pennsylvania, and (iii) that he shall apply his efforts on a full-time basis and with substantially the same degree of skill and diligence as he has applied during his past employment with the Company. In connection therewith, Executive shall report to and be subject to the direction of the Company’s Board of Directors. Notwithstanding the foregoing, Executive may devote a reasonable amount of his time to his personal investments and business affairs (including service as a director of unaffiliated companies) and to civic and charitable activities, within the limits of and subject to the Company’s policies in effect from time to time.
Section 3. Compensation.
     In consideration for services rendered to the Company (and any and all subsidiaries to which he may be assigned) under this Agreement, the Company shall pay and provide to Executive the following compensation and benefits.
     (a) Salary. The Company shall pay Executive a base salary at an annual rate equal to his current base salary rate during the base and each renewal term (if any) provided for in paragraphs (a) and (b) of Section 1, to be paid in accordance with the Company’s normal payroll practice. Such base salary rate shall be increased or decreased from time to time at such intervals and by the same percentages as may be authorized by the Board of Directors generally with respect to base salary increases or decreases for executive officers of the Company.
     (b) Incentive Programs. In addition to base salary under paragraph (a), Executive shall also be entitled to participate in such annual bonus plans, long- term incentive bonus plans and stock option and restricted stock plans as may be adopted by the Company, in each case at such levels and in such amounts as the Board of Directors determines to be fair, equitable and consistent with the purposes of such plans.
     (c) Insurance. Executive shall be entitled to participation in all

Company-sponsored group life, health and disability insurance coverage plans and programs, consistent with the compensation and benefits policies and practices of the Company from time to time prevailing with respect to executive officers of the Company.
     (d) Retirement Benefits. Executive shall be entitled to participate in all retirement benefit plans and programs sponsored by the Company upon the same terms and conditions as are made available to executive officers of the Company generally. If, however, Executive does not receive any one or more of the maximum matching contributions under the Company-sponsored “401 (k) plan” (or plans) by reason of the anti-discrimination requirements of §401 (m) of the Internal Revenue Code, the Company shall make Executive whole by means of a credit (or credits) in equivalent amounts under a non-qualified deferred compensation plan to be established by the Company.
     (e) Continuation After Termination.
          (i) If the employment of Executive is terminated pursuant to Section 1 (c)(i) hereof without proper cause (as defined in Section 5 hereof), the Company shall continue to be obligated, for the remainder of the base or renewal term (as the case may be) then in effect, to pay to Executive the base salary and bonus amounts to which he otherwise would have been entitled under paragraphs (a) and (b) of this Section 3 but for such early termination, and also to continue his participation in the other benefit plans and programs referred to in paragraphs (c) and (d) of this Section 3, if and to the extent permitted by the terms of such plans and programs (or, if and to the extent not so permitted, to pay or reimburse to Executive an amount equal to the cost that would have been incurred by the Company in providing such benefits but for such early termination).
          (ii) If the employment of Executive is terminated pursuant to Section (1)( c)(i) hereof for proper cause (as defined in Section 5 hereof) or as a result of his voluntary resignation from his position as Chief Executive Officer and member of the Board of Directors of the Company, the Company shall thereupon be relieved of its obligations to pay all compensation and benefits under this Agreement (except for accrued and unpaid base salary). The Company’s election to terminate for proper cause shall not be deemed to modify or abrogate any vested rights of Executive under any deferred compensation or retirement plan of the Company except as expressly set forth therein.
     (f) Emoluments. The Company shall make no reduction or downward adjustment in Executive current emoluments of employment (including vacation time, automobile and office location/furnishings) without his written consent.
Section 4. Disability.
     The term of employment of Executive may be terminated at the election of the Company upon a determination by the Board of Directors of the Company, made in its sole discretion, that Executive will be unable, by reason of physical or mental incapacity, to perform his reasonably expected or customary duties under this Agreement on a substantially full-time basis for a period longer than six consecutive months or more than nine months in any consecutive twelve-month period. In the exercise of its discretion, the Board of Directors may give due consideration to, among such other factors as it deems appropriate to the best interests of the Company, the opinion of Executive’s personal physician or physicians and to the opinion of any physician or physicians selected by the Board of Directors for these purposes. Executive shall submit to examination by any physician or physicians so selected by the Board of Directors, and to otherwise cooperate with the Board of Directors in making the determination contemplated hereunder (such cooperation to include, without limitation, consenting to the release of information by any such physicians to the Board of Directors). In the event of such termination, the Company shall thereupon be relieved of its obligations to pay compensation and benefits under Section 3 hereof (except for accrued and unpaid items, including a pro rata portion of the cash bonuses described in Section 3(b) hereof) but shall be obligated to pay to (or for the benefit of) Executive the following:
     (a) From and after the date such termination is effective, a monthly disability income benefit in an amount equal to the monthly disability income benefit allowed by the group disability income insurance policy maintained by the Company for its executives at the time of such determination. It is understood and agreed that the Company will procure and maintain, at its sole cost and expense, throughout the term of this Agreement, one or more such policies with rights and benefits to the covered executives no less than those provided for by the policy in effect on the date of this Agreement. Executive’s rights under this paragraph (a) shall terminate upon the earlier of his death or attainment of normal retirement age under the Company’s retirement plan.
     (b) The life insurance benefits referred to in Section 3(c) hereof unless and until Executive shall have accepted other employment.
     (c) Health insurance premiums for comparable coverages and with comparable contributory features provided from time to time by the Company for its executive officers, unless and until Executive shall have accepted other employment in which health insurance is available to him.
Section 5. Termination for Proper Cause.
The occurrence of any of the following events shall constitute “proper cause” for termination, at the election of a majority of the full Board of Directors of the Company, of the term of employment of Executive under this Agreement, to wit:
     (a) Executive shall voluntarily resign as a director, officer or employee of the Company or any of its subsidiaries or affiliates without approval of the Board of Directors of the Company;
     (b) Executive shall breach this Agreement in any material respect and, if curable, shall fail to cure such breach within 30 calendar days after receiving written notice of such breach from the Company;
     (c) the perpetration of defalcations, fraud or theft by Executive involving the Company or any of its subsidiaries or affiliates, or any other substantial violation by Executive of any provision of the laws, rules, regulations or orders of any governmental agency applicable to the Company or any of its subsidiaries, which violation is deemed by a majority of the full Board sf Directors materially injurious to the Company’s business or reputation; or
     (d) the willful and repeated failure of Executive to comply with reasonable policies or directives of the Board of Directors;
provided, however the inability of Executive to achieve performance goals and/or favorable results of operations for reasons essentially unrelated to those set forth in paragraphs (a), (b), (c) and (d) of this Section 5 shall not be deemed to constitute proper cause for termination hereunder.
Section 6. Non-Competition.
     Executive agrees that during the term of his employment hereunder and for the Restricted Period (hereinafter defined) after his employment hereunder terminates or is terminated, he will not, directly or indirectly, hold more than 4.9% of the equity securities or any debt securities of, nor directly or indirectly manage, operate, control, accept employment or a consulting position with or otherwise advise or assist, any Competitive Enterprise (hereinafter defined) at any time during the Restricted Period. For purposes of this Section 6:
     (a) “Restricted Period” means the greater of (i) the period of two years next following the termination of Executive’s employment for proper cause, or (ii) the period of time during which Executive is entitled to receive payments from the Company pursuant to Section 3(e) or 4 hereof (as the case may be); and
     (b) “Competitive Enterprise” means any person, firm or corporation that directly or indirectly (i) is engaged in consumer and/or commercial banking, or (ii) renders personal and/or corporate trust services, and (iii) conducts such banking or trust activities described in clause (i) or (ii) above in the Pennsylvania counties of Potter, McKean, Cameron and/or Tioga, or in any county (within or without Pennsylvania) in which the Company or any of its present or future subsidiaries, during the Restricted Period, maintains a branch, trust office and/or loan production office.
Without limitation of the Company’s rights and remedies under this Agreement or as otherwise provided by law or in equity, it is understood and agreed between the parties that the right of Executive to receive any payments otherwise due to him under this Agreement and any deferred compensation plan shall be suspended and canceled if and for so long as he shall be in violation of the foregoing covenant not to compete If and when Executive cures such violation, such right shall be automatically reinstated but only for the remainder of the period during which such payments are due him.
Section 7. Confidentiality. For purposes of this Agreement, “proprietary information shall mean any material information relating to the business of the Company and its subsidiaries that has not previously been publicly released by duly authorized representatives of the Company and shall include (but shall not be limited to) information encompassed in all marketing and sates plans, financial information, costs, pricing information, and all methods, concepts, or ideas in or reasonably related to the business of the Company and its subsidiaries and not in the public domain.

     Executive agrees to regard and preserve as confidential all proprietary information pertaining to the business of the Company and its subsidiaries that has been or may hereafter be obtained by Executive in the course of his employment with the Company, whether he has such information in his memory or in writing or other physical form. Executive shall not, without written authority from the Company to do so, use for his benefit or purposes, nor disclose to others, either during the term of his employment or thereafter, except as required by the conditions of his employment with the Company (or any subsidiary), any proprietary information connected with the business or development of the Company and its subsidiaries. This provision shall not apply after the proprietary information has been voluntarily disclosed to the public, independently developed and disclosed by others, or otherwise enters the public domain through lawful means.
Section 8. Removal of Documents or Objects.
     Executive agrees not to remove from the premises of the Company, except as an employee of the Company in pursuit of the business of the Company or any of its subsidiaries, or except as specifically permitted in writing by the Company, any document or object containing or reflecting any proprietary information of the Company. Executive recognizes that all such documents and objects, whether developed by him or by someone else, are the exclusive property of the Company.
Section 9. lnjunctive Relief.
     It is understood and agreed by and between the parties hereto that the services to be rendered by Executive hereunder are of a special, unique, extraordinary and intellectual character, which gives them a peculiar value, the loss of which may not be reasonably or adequately compensated in damages and additionally that a breach by Executive of the covenants set out in Sections 6, 7 and 8 of this Agreement will cause the Company great and irreparable injury and damage. Executive hereby expressly agrees that the Company shall be entitled to the remedies of injunction, specific performance and other equitable relief to prevent a breach of Sections 6, 7 and 8 of this Agreement by Executive. This provision shall not, however, be construed as a waiver of any of the rights which the Company may have for damages or otherwise.
Section 10. Merger or Consolidation.
In the event of the merger or consolidation of the Company with any unrelated corporation or corporations, or of the sale by the Company of a major portion of its assets or of its business and good will to an unrelated third party, this Agreement shall remain in effect and be assigned and transferred to the Company’s successor in interest as an asset of the Company, and the Company shall cause such assignee to assume the Company’s obligations hereunder; and in such event Executive hereby confirms his agreement to continue to perform his duties and obligations according to the terms and conditions hereof for such assignee or transferee of this Agreement. It is understood and agreed, however, that the scope of Executive’s services under Section 2 hereof may be appropriately modified, at the election of such successor, to cover the segment of such successor’s enterprise represented by the assets and operations in which Executive is involved at the time of such aforementioned transaction.

If such successor, assignee or transferee imposes or threatens to impose, without Executive’s written consent, (i) a material reduction in Executive’s authority or responsibilities beyond that expressly permitted by the preceding sentence, or (ii) any other substantial modification of his working conditions, Executive shall then have the right to declare a material breach of this Agreement and to resign his employment hereunder, in which case such successor, assignee or transferee shall be obligated to pay and provide to Executive the compensation and benefits described in Section 3(e)(i) hereof.
Section 11. Notices.
     All notices and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been given if delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid:
(a) If to the Company, to it at the following address:
Citizens Bancorp, Inc.
10 North Main St.
Coudersport, PA 16915
Attention: Chairman of the Compensation Committee of the Board of Directors
(b) If to Executive, to him at the following address:
Charles H. Updegraff, Jr.
28 Prosser Hollow Road
Coudersport, PA 16915
or to such other place as either party shall have specified by notice in writing to the other.
Section 12. Governmental Regulation.
     Nothing contained in this Agreement shall be construed so as to require the commission of any act contrary to law and whenever there is any conflict between any provision of this Agreement and any statute, law, ordinance, order or regulation, the latter shall prevail, but in such event any such provision of this Agreement shall be curtailed and limited only to the extent necessary to bring it within the legal requirements.
Section 13. Arbitration.
     Any claim, controversy or dispute arising with respect to this Agreement between or among any of the parties hereto (a “Dispute”), other than a Dispute to which Section 9 hereof applies, shall be submitted to final and binding arbitration in accordance with the following:

     Any party to an unresolved Dispute may file a written Demand for Arbitration pursuant to this Section 13 with the Pittsburgh Office of the American Arbitration Association, and shall simultaneously send a copy of such Demand to the other party or parties to such Dispute.
     Arbitration proceedings under this Section 13 shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association, except that all decisions and awards rendered shall be accompanied by a written opinion setting forth the rationale for such decisions and awards.
Venue for all evidentiary hearings conducted in such proceedings shall be in Allegheny County, Pennsylvania.
     Unless otherwise agreed by the parties thereto, arbitration proceedings under this Section 13 shall be conducted before one impartial arbitrator selected through the procedures of the American Arbitration Association. On all matters, the decisions and awards of the arbitrator shall be determinative.
     To the extent practicable, the arbitration proceedings under this Section 13 shall be conducted in such manner as will enable completion within sixty (60) days after the filing of the Demand for Arbitration hereunder.
     The arbitrator may award attorney’s fees and costs of arbitration to the substantially prevailing party. Unless and except to the extent so awarded, the costs of arbitration shall be shared equally by the parties, and each party shall bear the fees and expenses of its own attorney. Punitive damages shall not be allowed by the arbitrator. The award may be enforced in such manner as allowed by law.
Section 14. Governing Law.
     This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.
Section 15. Divisability.
     Should a court or arbitrator declare any provision hereof to be invalid, such declaration shall not affect the validity of the Agreement as a whole or any part thereof, other than the specific portion declared to be invalid.
Section 16. Headings.
     The headings to the Sections and paragraphs hereof are placed herein for convenience of reference only and in case of any conflict the text of this Agreement, rather than the headings, shall control.
Section 17. Entire Agreement, Amendment; Successors and Assigns.
     This Agreement sets forth the entire understanding of the parties in respect of the subject matter contained herein and supersedes all prior agreements, arrangements and understandings relating to the subject matter and may only be amended by a written agreement signed by both parties hereto or their duly authorized representatives. This Agreement shall bind and inure to the benefit of the undersigned parties and their respective heirs, administrators, successors and assigns.
IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

EXECUTIVE
/s/ Charles H. Updegraff, Jr.
Charles H. Updegraff, Jr.

CITIZENS BANCORP, INC.
By:	/s/ Robert C. Smith
Title: CHAIRMAN PERSONNEL/COMPENSATION COM.